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                                                                  March 17, 1999

Mr. Marshall J. Katz
3625 Indian Wells Road
Northbrook, Illinois  60062

         RE:      FINDER'S COMPENSATION PLAN

Dear Marshall:

         The purpose of this letter is to confirm your engagement by HA-LO Industries, Inc., an Illinois corporation (together, with its subsidiaries, "HA-LO") for the purpose of your identification of businesses for potential acquisition by HA-LO, your participation in all phases of review and evaluation of such businesses, and your assistance to HA-LO in negotiations for the purchase of the stock or assets of such businesses.

         1. SERVICES TO BE RENDERED. You agree that you will perform on a best efforts basis, solely for the account and benefit of HA-LO, the following services (the "Services"):

                  (a) Soliciting the interest of, and identifying in writing to the executive officers of HA-LO, businesses and sales representatives for potential transactions in which HA-LO would acquire the stock or assets of such businesses ("Prospects"); provided that such Prospects shall be engaged in the operations which are similar to the operations currently conducted by HA-LO or contemplated to be conducted by HA-LO pursuant to its long-term business plans;

                  (b) Making formal and informal introductions to the executive officers of HA-LO, and HA-LO's outside agents and representatives, of the owners and key employees of the Prospects;

                  (c) Reviewing and evaluating the relevant business(es) of the Prospects, including their operations and financial position, for compliance with HA-LO's internal requirements as disclosed to you from time to time, it being understood by HA-LO that you may rely upon information supplied by the Prospects without independent verification;


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Mr. Marshall J. Katz
March 17, 1999
Page 2

                  (d) Assisting HA-LO in its purchase negotiations with the Prospects; and

                  (e) Performing such other and ancillary services with respect to the Prospects, and HA-LO's acquisition thereof, as are reasonably requested by HA-LO and not inconsistent with the provisions of this
         Section 1.

         For purposes of this Agreement, the term "acquisition" shall mean, in one or a series of transactions, directly or indirectly, the acquisition by HA-LO of a majority interest in the voting securities of a Prospect, a merger, consolidation or similar business combination in which HA-LO acquires a Prospect, the transfer of assets of a Prospect to HA-LO, the election of, or the ability by HA-LO to elect nominees to a majority of the Board of Directors of a Prospect, or any similar purchase, investment or arrangement, however structured, by which HA-LO acquires an ownership interest in a Prospect or in such Prospects' operating assets and all or substantially all of the sales representatives of the Prospects become HA-LO sales representatives.

         Given the limited scope of the Services, the contingent nature of your compensation for the Services and in recognition of your outside business endeavors, HA-LO acknowledges and agrees that you shall not be required to devote your full-time to the performance of the Services provided that any contacts which you establish with Prospects shall be for the exclusive benefit of HA-LO; and provided, further, that your outside business endeavors shall not materially interfere with your performance of the Services.

         2. COMPENSATION - SUCCESS FEE FOR ACQUISITIONS. As compensation for the Services with respect to acquisitions, HA-LO agrees to pay you a fee (the "Success Fee") following completion of each acquisition of a Prospect (whether or not you have identified such Prospect or HA-LO has requested your services in connection with such acquisition) during the term of this Agreement. The Success Fee shall be equal to the sum of the following:

                  (a) With respect to any Prospect the majority of whose Pre-Closing Gross Profits (as herein defined) is derived from the sale of goods, rather than the sale of services - ("Goods Company"), an amount equal to four percent (4%) (the "Applicable Percentage") of the "gross profits" (as hereinafter defined) of each Prospect during the full twelve (12) calendar month period immediately preceding the completion of the acquisition of such Prospect by HA-LO (the


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Mr. Marshall J. Katz
March 17, 1999
Page 3

         "Pre-Closing Gross Profits") up to a maximum fee of Two
         Hundred Thousand Dollars ($200,000) per transaction ("Fee
         Cap");

             (aa) With respect to any Prospect the majority of whose Pre-Closing Gross Profits is derived from the sale of services rather than the sale of goods ("Services Company") - (i) an amount equal to two and one-half percent (2 1/2%) of the "Gross Revenue" (as herein defined) of each Prospect during the full twelve (12) calendar month period immediately preceding the completion of the acquisition of such Prospect by HA-LO (the "Pre-Closing Gross Revenues") up to a maximum fee of Two Hundred Thousand Dollars ($200,000) per transaction ("Fee Cap");

            (aaa) Notwithstanding the provisions of Sections 2(a) and (aa) hereof, to the extent a Prospect derives Pre-Closing Gross Profits from both the sale of services and the sale of goods, and a general division between goods and services of Pre-Closing Gross Profits is determinable by the parties, the parties shall cooperate in determining a Success Fee which (i) reflects the contribution to the Pre-Closing Gross Profits of the Prospect's goods and services sectors, and (ii) in the aggregate is subject to the Fee Cap.

                  (b) Ten (10) years options (the "Options") to acquire shares of the common capital stock of HA-LO in an amount equal to three hundred seventy-five (375) shares for every Ten Thousand Dollars ($10,000) of Success Fee earned hereunder. The exercise price of the Options shall be equal to the closing price for HA-LO shares as quoted by the New York Stock Exchange (or similar securities exchange on which HA-LO shares shall be trading) as of the close of business on the day before the date of the execution of a definitive purchase agreement with respect to the acquisition of such Prospect by HA-LO (or if a Saturday or a Sunday, on the first business day preceding such date of execution (the "Grant Date")). All Options issued with respect to a Prospect shall be deemed issued as of the Grant Date, vest fifty percent (50%) on issuance and fifty percent (50%) twelve (12) months following the Grant Date, and in all other respects shall be subject to the rules, regulations, terms, conditions and provisions of the HA-LO 1997 Stock Plan (Amended and Restated) (as it may be amended or a successor plan thereof (the "Plan"). As a precondition to your receiving such Options, you shall be


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Mr. Marshall J. Katz
March 17, 1999
Page 4

         required to enter into and deliver to HA-LO an appropriate stock option agreement;

                  (c) To the extent that the Success Fee is limited due to the Fee Cap, additional options ("Excess Options") shall be granted at a rate of fifteen thousand (15,000) shares for every One Hundred Thousand Dollars ($100,000) of Success Fee otherwise payable but not paid due to the Fee Cap; and

                  (d) As examples of the above, (i) should an acquisition of a Goods Company be closed with Pre-Closing Gross Profits of $10,000,000, and the HA-LO stock price was $20 per share on the day prior to signing, the Success Fee would be $200,000, the options issued pursuant to paragraph (b) would be 7,500 at $20 per share and the Excess Options would be 30,000 at $20.00 per share, and (ii) should an acquisition of a Services Company be closed with Pre-Closing Revenues of $10,000,000, and the HA-LO stock price was $20 per share on the day prior to signing, the Success Fee would be $200,000, the options issued pursuant to paragraph (b) would be 7,500 at $20 per share and the Excess Options would be 7,500 at $20.00 per share.

         For purposes of calculating Success Fees under this Section 2, the term "gross profits" shall mean the gross profits (revenues less returns and allowances and less cost of goods sold) attributable to the operations or businesses conducted or previously conducted, or the assets owned or previously owned, by a Prospect, exclusive of those gross profits attributable to operations or business(es) that are discontinued or are otherwise known to be non-recurring following acquisition by HA-LO; gross profits are to be calculated in accordance with the generally accepted accounting principles, methods, policies, practices and procedures employed by HA-LO in the calculation of its own gross profits, on a consistent basis throughout the periods; and the term "gross revenues" shall mean the gross revenues attributable to the operations or businesses conducted or previously conducted or the assets owned or previously owned by a Prospect, exclusive of those gross revenues attributable to operations or businesses that are discontinued or otherwise known to be non-recurring following acquisition by HA-LO; gross revenues are to be calculated in accordance with the generally accepted accounting principals, methods, policies, practices and procedures employed by HA-LO in the calculation of its own gross revenues, on a consistent basis throughout the periods.


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Mr. Marshall J. Katz
March 17, 1999
Page 5

         Notwithstanding any provision in this letter agreement to the contrary, in the event that HA-LO utilizes the Services of an independent third party to render services similar to any or all of the Services, the Success Fee (i.e., cash payable and options issuable) otherwise payable to you hereunder shall be reduced by fifty percent (50%).

         Notwithstanding any provision in this letter agreement to the contrary,
(i) your retention by HA-LO with respect thereto, and (ii) the Success Fee otherwise payable hereunder with respect to an acquisition in which more than fifty percent (50%) of the voting securities of HA-LO are distributed to one or more persons shall be determined by HA-LO and You from time to time.

         The Success Fee described above, shall be calculated and paid within ten (10) days following the date of the completion of the acquisition of each Prospect by HA-LO.

         You shall also be entitled to compensation from HA-LO with respect to acquisitions of those Prospects with which you have devoted attention and that are closed within six (6) months after the term of this agreement expires; provided that HA-LO shall have provided a draft of an acquisition contract to the Prospect within 30 days of the termination of this agreement. Generally, we contemplate the term "devoted attention" to mean a meeting or telephone call with the Prospect in which a meaningful discussion has occurred regarding acquisition of such Prospect or its business coupled with the receipt by HA-LO of financial statements of the Prospect. HA-LO will not unreasonably delay the acquisition process to avoid paying a Success Fee. Your engagement hereunder shall commence on the date of this Agreement and expire on the second (2nd) anniversary of the date of this Agreement. The provisions of this paragraph shall survive any termination of your engagement.

         If, in the course of the negotiation with a Prospect, no acquisition is consummated, but as a result of such negotiation one or more qualified sales representative of the Prospect (each a "qualified sales representative") enter into a sales representative agreement with HA-LO within sixty (60) days of the consummation of such negotiation with the Prospect, then HA-LO shall pay you the following: an amount equal to four percent (4%) of the gross profits generated by the qualified sales representatives (as determined by HA-LO) during the twelve (12) month period prior to the execution of a written sales representative agreement with HA-LO.


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Mr. Marshall J. Katz
March 17, 1999
Page 6

         3.       OTHER AGREEMENTS.

                  (a) In addition to any Success Fees payable to you hereunder, and regardless whether an acquisition of a Prospect is proposed or consummated, HA-LO hereby agrees, from time to time to promptly upon your written request, to reimburse you for all reasonable travel and lodging expenses, and meals with Prospects, authorized by HA-LO and incurred by you in connection with, or arising out of, the Services.

                  (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

                  (c) HA-LO recognizes and confirms that, with respect to Prospects, (i) you are not obligated to independently verify the accuracy or completeness of information provided to you by a Prospect, and (ii) you do not assume responsibility for the accuracy or completeness thereof. HA-LO further recognizes and agrees that all analyses, evaluations and advice provided by you in connection with Prospects (whether written or oral, formal or informal) are intended solely for the benefit and use of HA-LO in pursuing acquisitions, and that no such analyses, evaluations or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose. You recognize and agree that all such analyses, evaluations and advice, together with all information provided to you by Prospects, is confidential and that no such analyses, evaluations, advice or information shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose. HA-LO hereby agrees to indemnify and hold you harmless from and against all losses, claims, damages, liabilities and expenses incurred by you (including fees and disbursements of counsel) which are related to or arise out of the Services, unless the same are finally judicially determined to have resulted from your bad faith or recklessness.

                  (d) You and HA-LO mutually agree to file all tax returns, and take reasonable, consistent positions therewith, with any taxing authorities, in a manner which is consistent with the characterization of any item by this Agreement. You agree that, with respect to the Services, you are an independent contractor and not an employee of HA-LO.


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Mr. Marshall J. Katz
March 17, 1999
Page 7

                  (e) This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including but not limited to the March 17, 1993, March 17, 1994 and March 17, 1997 letter agreements between us, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions of this agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided, however, that you may not assign your obligations or duties under this Agreement without HA- LO's prior written consent, which consent may be withheld in HA-LO's sole discretion.

                  (f) In the event of a "change of control" of HA-LO (as such term is defined on Exhibit A hereto), all options issuable to you hereunder or otherwise shall be immediately and one hundred percent (100%) vested.

                  (g) Notwithstanding the provisions of the Plan, upon the termination of your engagement with HA-LO pursuant to this Agreement (other than as a result of your breach of this Agreement), unexercised options held by you shall be exercisable for a period of one (1) year from and after the date of such termination.

         We are delighted to offer you this engagement and look forward to working with you on this assignment. Please confirm that the


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Mr. Marshall J. Katz
March 17, 1999
Page 8

foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate copy of this letter.

                                       Sincerely,

                                       HA-LO INDUSTRIES, INC.

                                       By: ____________________________________
                                           Richard A. Magid
                                           Chief Operating Officer

ACCEPTED AND AGREED TO:


_________________________________
Marshall J. Katz